 EX‑35.4

February 26, 2015

Wells Fargo Bank, NA, as Certificate Administrator
and Rule 17g-5 Information Provider
Attn: Compliance Manager
9062 Old A1mapolis Road
Columbia, MD 21045

RE:            Annual Statement as to Compliance
WFRBS 2013 C12

Dear Sir/Madam:
In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2013-C12, as an authorized officer of National Cooperative Bank, N.A. (the "NCB Master Servicer"), I hereby certify pursuant to Section 11.12 thereof that:

a.   A review of the activities of the NCB Master Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b.   To the best of my knowledge, based on these reviews, the NCB Master Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2015.

Best regards,

/s/  Karyn Mann
Karyn Mann
Senior Vice President, Investor Compliance
National Cooperative Bank, N.A

www.ncb.coop	Banking & Financial Services Cooperative Expansion Economic Development

Banking products and services provided by National Cooperative Bank, N.A. Member FDIC.